UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2012

Xata Corporation

(Exact name of registrant as specified in its charter)

Minnesota	0-27166	41-1641815
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

965 Prairie Center Drive, Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 707-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 24, 2012, we entered into a loan and security agreement with Silicon Valley Bank. The credit agreement provides us with a two-year $8 million revolving line of credit. The principal amount outstanding under the line of credit will accrue interest at a floating per annum rate equal to the prime rate plus a margin of 1.00 to 1.50%. During the term of the loan and security agreement, our company will pay a fee equal to 0.25% per annum of the average unused portion of the line of credit.

Amounts borrowed under the line of credit are secured by substantially all of the personal property of our company and generally may be repaid and re-borrowed at any time before maturity. The line of credit is set to mature on February 24, 2014.

The loan and security agreement contains customary representations, warranties, covenants and events of default, including, without limitation, covenants restricting the company’s ability to incur indebtedness and liens, to declare and pay cash dividends, and to merge or consolidate with another entity. The loan and security agreement also includes financial covenants requiring our company to maintain a minimum tangible net worth and adjusted quick ratio.

Upon execution of the loan and security agreement, our company paid Silicon Valley Bank a commitment fee of $50,000 with an additional $50,000 payable on February 24, 2013.

A copy of the credit agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Loan and Security Agreement between Silicon Valley Bank and Xata Corporation dated as of February 24, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2012	Xata Corporation

	By:	/s/ Wesley Fredenburg
Wesley Fredenburg
Secretary

Index to Exhibits

Exhibit No.	Description	Method of Filing
99.1	Loan and Security Agreement between Silicon Valley Bank and Xata Corporation dated as of February 24, 2012.	Electronic Transmission